AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated effective as of November 1, 2009 (the "Agreement") by and among Millennium Biotechnologies, Inc., a Delaware corporation ("Company"), Millennium Biotechnologies Group, Inc., a Delaware corporation ("Group") and Mark C. Mirken (the "Executive").

WHEREAS, the Executive is presently employed by Company, a wholly owned subsidiary of Group, under an Employment Agreement dated as of September 4, 2007 (the "Prior Agreement");

WHEREAS, Company desires to secure the continued services of the Executive, and the Executive desires to continue in the employment of Company and, in connection therewith, Company, Group and the Executive desire to amend and restate the terms and provisions of the Prior Agreement to, among other things, set forth the terms of such continued employment;

WHEREAS, in recognition of Company's challenging financial circumstances and as an inducement to raise additional capital, purchase order financing, and restructure Company's debt the Executive has agreed to certain reductions in his pre-existing compensation as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, Company, Group and the Executive hereby agree to amend and restate the Employment Agreement in its entirety, as follows:

1. EMPLOYMENT AND DUTIES

1.1 Employment. During the term of this Agreement, as defined in Section 1.2 hereof (the "Term"), Company shall employ the Executive, and the Executive shall render services to Company as its President and Chief Executive Officer and shall report directly to the Board of Directors of Company and Group. The Executive shall have such duties as are consistent with the positions of President and Chief Executive Officer. Executive shall devote his full time to the performance of his duties under this Agreement and shall perform them faithfully, diligently and competently. The Executive represents and warrants that neither the execution by him of this Agreement nor the performance by him of his duties and obligations hereunder will violate any agreement to which he is a party or by which he is bound. The Executive shall also serve as a member of the Board of Directors of Company and Group without additional compensation.

1.2 Term of Employment. Unless earlier terminated as provided in this Agreement, the term of Executive's employment under this Agreement (the "Term") shall commence on the date hereof (the "Effective Date") and continue until November 1, 2014, provided the Executive shall have the right to extend the Term for two additional years upon written notice to Company given at least 180 days prior to the expiration of the original Term hereof.

2. COMPENSATION

2.1 Base Salary. Company shall pay to Executive throughout the Term an annual salary (the "Base Salary") at a rate of $240,000 per annum, payable monthly on the 15th day of each month during the Term, with such increases as may be provided in accordance with the terms hereof. In addition to any other increase of the Base Salary as provided herein, annual Base Salary shall be increased by 5% in each year of the Term. Once increased, such higher amount shall constitute the Executive's annual Base Salary.

2.2 Increase in Base Salary. The Base Salary shall be increased to a rate of $306,000 per annum commencing as of the date of any of the following events: (a) execution of an agreement between Company and/or Group with a Strategic Partner other than Ventiv Commercial Services LLC ("Ventiv"), providing for marketing of Company's products for an advanced license fee or other form of compensation of at least $500,000 and a commitment by such Strategic Partner of guaranteed revenues to Company of at least $3,000,000; (b) two quarters of positive cash flow from continuing operations; or (c) the issuance of a minimum of 35.7 Units in the offering of Group's securities by Tripoint Global Equities LLC (the "Offering") pursuant to a Subscription Agreement and Investment Letter dated October 2, 2009, as amended on October 21, 2009 (the "Subscription Agreement").

2.3 Bonus. (a) In addition to the Base Salary, during the Term, Company shall pay to Executive a cash bonus (the "Bonus"), in the event the annual minimum Fiscal Year gross revenues shall equal or exceed $15,000,000. The Bonus shall equal one-half of one percent of such gross revenues provided such percentage shall be increased in the event Company has achieved a corresponding Gross Margin for such fiscal year as follows:

Bonus Percentage	Gross Margin Percentage
1.0%	30%
1.75%	35%
2.50%	45%

The gross revenue and Gross Margin shall be determined in accordance with generally accepted accounting principals as determined by Company's regularly employed accountants. The Bonus shall be due and payable on or before February 1 following each Fiscal Year during the Term.

2.4. Payment of Arrears. Company acknowledges total unpaid obligations due to the Executive which have accrued during his prior employment as of the date hereof which obligations include but are not limited to salary and various items, expenses and reimburseables. The Executive and Company have agreed that such past due obligations shall be reduced to the sum of $300,000 and any past due obligations in excess thereof are hereby waived by the Executive. Such reduced amount of $300,000 shall be paid to the Executive on the first to occur of (A) satisfaction of the conditions set forth in Section 2.2 (a), (b) or (c); or (B) pursuant to the following schedule: (i) $50,000 following the issuance of the first 42 Units in the Offering; (ii) an additional $50,000 following the issuance of a total of 46 Units in such Offering; and (iii) the remaining balance to be paid in equal monthly installments of $10,000 per month commencing March 1, 2011 which payments shall bear no interest.

2.5 Stock Grant. Following the Final Closing Date (as defined in the Subscription Agreement) of the Offering, Company's management shall be granted such number of shares of Series E Convertible Preferred Stock of Group that is convertible into Group common stock equal to 10% of the fully diluted shares of Group following the Final Closing Date (the "Performance Shares"). The Performance Shares shall be issued to management with all attendant voting rights effective from the date of issuance. Executive shall have the sole power and discretion to allocate the Performance Shares among Executive and Company's other management. In the event that Company's gross revenue for the 13 month period immediately following the Final Closing Date (the "Target Period") is less than $15 million (the "Target Revenue"), the number of Performance Shares shall be reduced by 10% for each $1 million under the Target Revenue and such number of reduced Performance Shares shall be issue to the Purchasers of the Units in the Offering based upon the percentage of Units purchased by each such Purchaser. The Target Period shall commence when the Company and/or Group have received at least $1,000,000 in working capital from any sources including from the net proceeds of the Offering. The right to so reduce, recapture and reallocate any portion of the Performance Shares is dependent on the Target Period commencing within 60 days of the Final Closing Date. Notwithstanding any of the foregoing, the Performance Shares shall not be reduced by more than 50% of the total Performance Shares issued. Executive agrees (and Company's other management will agree) that during the 13 month period following the commencement of the Target Period, the holders of the Performance Shares shall have no right whatsoever to transfer their respective Performance Shares.

2.6. Gross Up Provision. The Executive's Base Compensation shall be "grossed-up" to create a neutral tax impact, if any, on the issuance of any shares or options to the Executive under this Agreement.

3. BENEFITS

3.1. General Fringe Benefits. Executive shall be entitled to participate in the life, hospitalization, health, accident and disability insurance plans, health programs, pension plans, and other benefit and compensation plans, which are or which may become generally available to senior executives of Company from time to time.

3.2. Reimbursements. Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term in the performance of Executive's duties to Company upon presentation by Executive of expense statements or vouchers.

3.3. Automobile. Company shall pay Executive $2,000.00 per month as full reimbursement for any and all expenses relating to the use of an automobile during the Term in the performance of Executive's duties to Company, including insurance, maintenance and garage.

3.4. Vacation. The Executive shall be entitled to fifteen (15) days paid vacation each year during the Term in accordance with the applicable policies of Company.

4. TERMINATION OF EMPLOYMENT

4.1. Death. Executive's employment shall terminate upon his death, and in such event, the estate or other legal representative of Executive shall be entitled to receive (a) Executive's Base Salary for a period equal to the lesser of (i) three months from the date of death or (ii) the balance of the Term; (b) all compensation and any Options which have been granted to the Executive and benefits that are accrued and unpaid as of the date of death.

4.2 Termination by Company. Executive's employment may be terminated at the option of Company by notice to Executive (i) as a result of Executive's disability as provided in section 4.3 hereof, or (ii) for "cause" as defined and provided in section 4.4 hereof.

4.3. Disability. As used in this Agreement, the term "disability" shall mean a physical or mental disability or incapacity, whether total or partial, of Executive that, in the good faith determination of Company's Board of Directors or based upon reasonably competent medical advice, has prevented him from performing substantially all of his duties under this Agreement during a period of 30 days during any twelve month period. If Company shall terminate Executive's employment pursuant to this section 4.3, Executive shall be entitled to continue to receive his Base Salary for a period of three months from the date of termination (but not exceeding the balance of the Term), as well as (A) all compensation and benefits that are accrued and unpaid as of the date of disability; and (B) any Options which have been granted to the Executive.

4.4. Discharge for Cause. If Executive (a) neglects his duties hereunder in a material manner and such neglect shall not be discontinued within five (5) business days after written notice to Executive thereof; (b) is convicted of a felony or other crime involving fraud, moral turpitude or material loss to Company; (c) materially breaches his affirmative or negative covenants or undertakings hereunder and such breach shall not be remedied within five (5) business days after written notice to Executive thereof; or (d) in bad faith, commits any act or omits to take any action, to the material detriment of Company; then Company may at any time by notice terminate Executive's employment hereunder for "cause"; and Executive shall have no right to receive any compensation or benefit from Company hereunder on and after the effective date of such notice, except for his Base Salary through the date of termination; Bonus that is accrued and unpaid as of the date of termination; any Options which have been granted to the Executive as of the date of Termination.

4.5 Termination by Executive for Good Reason. In the event of: (a) a sale of all or substantially all of the ownership interests or assets of Company, (b) a merger or consolidation of Company with any other corporation or entity in which the shareholders of Company own less than 51% of the stock of the controlling or surviving entity following such merger or consolidation; (c) with the exception of the Offering, the Restructuring Plan referenced in the September 24, 2009 Unanimous Directors' Consent, a "change-in-control" of Company, defined as any person or entity becoming a "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended from time to time) directly or indirectly of securities of Company representing 50% or more of the combined voting power of Company's then outstanding securities; (d) Company's materially breaching its affirmative or negative covenants

or undertakings hereunder and such breach shall not be remedied within fifteen (15) days after notice to Company thereof (which notice shall be signed by Executive and refer to a specific breach of this Agreement); (e) a reduction in the nature or scope of Executive's titles, authorities, powers, duties, or responsibilities hereunder; or (f) the removal of Executive as a member of the Board of Directors of Company or Group (following his appointment to such Boards as provided herein), unless such removal occurs after the termination of Executive's employment for "cause", then Executive may at any time by notice terminate Executive's employment hereunder for "good reason". In the event of such termination or in the event Company shall terminate the Executive's employment without cause, Company shall pay to Executive (i) his Base Salary through the date of the end of the contract term or end of the extension period should the termination without cause occur during an extension period, (ii) Bonus that is accrued and unpaid as of the date of termination; and (iii) any Options which have been granted to the Executive as of the date of Termination.

4.6. Termination Benefits. Upon the expiration of the Term or the termination of Executive's employment for any reason hereunder, the rights and benefits of Executive under Company's employee benefit plans and programs shall be determined in accordance with the provisions of such plans and programs.

5. PROHIBITED ACTIVITIES

5.1. Non-Compete Period. For the purposes of this Agreement, the term "Non-Compete Period" shall mean the Term, and if Executive's employment is terminated by Company for "cause" or due to Executive's disability, by Executive without "good reason", an additional period of one (1) year from and after the date of termination.

5.2. Non-competition. During the Non-Compete Period, Executive shall not directly or indirectly compete with, be engaged in the business of, be employed by, act as a consultant to, or be a director, officer, employee, owner or partner of, any person or entity which is engaged in the primary business of Company at such time and in the territories served by Company in such business during the Non-Compete Period.

5.3. Solicitation of Employees. During the Non-Compete Period, Executive shall not directly or indirectly employ, or solicit to leave Company's employ, or solicit to join the employ of another person or entity (including any such person or entity owned or controlled, directly or indirectly, by Executive) any employee of Company or any person who has been such an employee during the twelve months preceding Executive's date of termination.

5.4. Confidential Information. During and at all times subsequent to the Term, Executive shall keep secret and shall not exploit or disclose or make accessible to any person or entity, except in furtherance of the business of Company, and except as may be required by law or legal process, any confidential business information of any type that was acquired or developed by either Company or any of its subsidiaries or affiliates, or Executive, prior to or during the Term. In addition, the term "confidential business information" shall not include information which (a) is or becomes generally available to the public other than as a result of a

disclosure by Executive; or (b) was available to Executive prior to any employment by Company as a result of his general business experience.

5.5. Divisibility. The provisions contained in this section 5 as to the time period and scope of activities restricted shall be deemed divisible, so that if any provision contained in this section is determined to be invalid or unenforceable, that provision shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

5.6. Relief. Executive acknowledges that the provisions of this section are reasonable and necessary for the protection of Company and that Company will be irreparably damaged if such covenants are not specifically enforced. Accordingly, it is agreed that Company will be entitled to injunctive relief for the purpose of restraining Executive from violating such covenants (and no bond or other security shall be required in connection therewith), in addition to any other relief to which Company may be entitled.

6. WORK FOR HIRE

6.1. General. Any and all formulations, devices, materials, technology or other inventions (collectively "Inventions") made, developed or created by the Executive (whether at the request or suggestion of Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Term, will be promptly and fully disclosed by the Executive to Company and shall be Company's exclusive property. The Executive will promptly deliver to Company all papers, drawings, models, data and other material relating to any Invention made, developed or created by him as aforesaid. The Executive acknowledges that any Inventions developed, made, or created by the Executive during the Term shall be deemed "Works for Hire" and that Company shall have the exclusive right to copyright, patent or otherwise protect such Inventions. Executive agrees to assign to Company its successors, legal representatives and assigns all rights, including patent rights, in and to any such Inventions and further agrees to cooperate with Company if Company pursues patent protection for such Inventions. Specifically, and without limitation, Executive agrees to communicate to Company any facts known to the Executive respecting said Invention, to sign all lawful papers, to execute all divisional, continuing and reissue applications, to make all declarations and to generally do everything possible to assist Company to obtain and to enforce patent rights for said Invention in the United States and abroad.

7. MISCELLANEOUS

7.1. Survival. The covenants and agreements set forth in this Agreement shall survive Executive's termination of employment.

7.2. Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

7.3. Assignment. This Agreement shall not be assignable by Executive without the prior written consent of Company, and shall inure to the benefit of and be binding upon Executive and his legal representatives.

7.4. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in that State, without reference to its principles of conflicts of law.

7.5. Arbitration; Consent to Jurisdiction. Any controversy or claim arising out of or relating to this Agreement including, without limitation, the interpretation or the breach thereof, shall be settled by arbitration in the City, County and State of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then obtaining, and judgment upon the award rendered by a panel of three (3) Arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, this agreement to arbitrate shall not bar either party from seeking temporary or provisional remedies in any Court having jurisdiction thereof. Company and Executive hereby consent and submit to the personal jurisdiction of the United States District Court for the Southern District of New York and any New York State court of competent jurisdiction located in New York County, New York in any suit, action or proceeding (other than as provided in the first sentence of this section) arising out of or relating to this Agreement.

7.6. Notices. All notices, requests, demands and other communications (collectively, "Notices") that are required or may be given under this Agreement, shall be in writing, signed by the party or the attorney for that party. All Notices shall, except as otherwise specifically provided herein to the contrary, be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telecopier or similar device, immediately upon sending, provided notice is sent on a business day during the hours of 9:00 a.m. and 6:00 p.m. E.S.T., but if not, then immediately upon the beginning of the first business day after being sent; if by Federal Express, Express Mail or any other overnight delivery service, one day after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, five (5) business days after mailing. All notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this section):

If to Company or Group at:

Millennium Biotechnologies, Inc.
665 Martinsville Road, Suite 219
Basking Ridge, NJ 07920
Telephone: 908-630-8700
Facsimile: 908-630-0653

with a copy to:

Silverman Sclar Shin & Byrne PLLC
381 Park Avenue South, 16th Floor
New York, NY 10016
Fax: (212) 779-8858
Attention: Peter R. Silverman

If to Executive at:

Mark C. Mirken
1828 One Hudson Park
Edgewater, NJ 07020

7.7. Enforceability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

7.8. Waiver. The failure of a party to this Agreement to insist on any occasion upon strict adherence to any term of this Agreement shall not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

7.9. Complete Agreement. This Agreement supersedes any prior or contemporaneous agreements between the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, and cannot be changed or terminated orally.

7.10. Indemnification. In the absence of Company's ability to provide Directors and Officers Insurance, Company will hereby indemnify and hold-harmless the Executive from any claims or litigation which would normally protect the Executive under the umbrella of a standard Directors and Officers Insurance policy

7.11. Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Group, Company and the Executive, including the Prior Agreement. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

7.12. Withholding. Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

8. SECTION 409A.

8.1. General. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, Company may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that Company reasonably

determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A.

8.2. Separation from Service under 409A. Notwithstanding any provision to the contrary in this Agreement:

(a) No amount shall be payable pursuant to Section 4.5 unless the termination of Executive's employment constitutes a "separation from service" within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; and

(b) If the Executive is deemed at the time of his separation from service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 4.5, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive's termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive's "separation from service" with Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Executive's death. Upon the earlier of such dates, all payments deferred pursuant to this Section 8.2(b) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein; and

(c) The determination of whether the Executive is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations (and any successor provision thereto); and

(d) For purposes of Section 409A, the Executive's right to receive installment payments pursuant to Section 4.5 shall be treated as a right to receive a series of separate and distinct payments.

[signature page follows]

IN WITNESS WHEREOF, Company and Group have caused this Agreement to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.
MILLENNIUM BIOTECHNOLOGIES, INC.

By:____________________________

Name: Frank Guarino
Title: CFO

EXECUTIVE:

Mark C. Mirken CEO

Mark C. Mirken, CEO

IN WITNESS WHEREOF, Company and Group have caused this Agreement to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.
MILLENNIUM BIOTECHNOLOGIES, INC.

By: ________________________

Name: Frank Guarino
Title: CFO

EXECUTIVE:

Mark C. Mirken, CEO